Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES RESULTS FOR THE THREE-MONTH PERIOD
ENDED MARCH 31, 2013

Las Vegas, NV - May 10, 2013 - Affinity Gaming (the “Company”) today announced results for the three months ended March 31, 2013. Net revenue from continuing operations was $101.0 million for the quarter ended March 31, 2013, compared to net revenue of $101.7 million in the first quarter of 2012, a decline of $0.7 million, or 0.6%. Adjusted EBITDA for the first quarter of 2013 was $18.1 million, compared to $20.2 million in the first quarter of 2012, a decline of $2.0 million, or 10.1%. Excluding the revenues and EBITDA related to Colorado for comparability, same-store net revenue declined $9.0 million, or 8.9%, to $91.6 million in the first quarter of 2013, compared to $100.6 million in the first quarter of 2012. Same-store Adjusted EBITDA, including corporate expenses, for the quarter ended March 31, 2013 was $15.8 million, compared to $19.1 million for the quarter ended March 31, 2012, a decline of $3.3 million, or 17.2%.

First Quarter 2013 Financial Summary

•
The Nevada region Adjusted EBITDA for the first quarter of 2013 was $8.7 million, versus $10.3 million for the prior-year period, a decline of $1.6 million, or 15.8%. Net revenue earned during the first quarter of 2013 decreased by $7.8 million, or 11.5%, when compared to the first quarter of 2012, primarily due to a decline in net revenue of $6.8 million at the Company’s Primm, Nevada casinos. The revenue declines at Primm were seen in fuel and retail sales which declined $3.1 million, or 18.0%, and in casino revenue which declined $3.0 million, or 12.6%. Fuel and retail revenue declines were attributable to a reduction in diesel fuel sales during the construction of the new travel center at Whiskey Pete’s Hotel & Casino. Fuel operations were closed for renovation in February 2013, and are expected to return to service upon completion of construction near the end of the second quarter of 2013. The Company's casinos in Nevada cater to drive-in, value-oriented patrons who are sensitive to declines in disposable income caused by increased gas prices, the increased payroll tax and delays in income tax refund processing, which we believe were primarily responsible for the decline in Nevada casino revenue.

•
The Midwest region Adjusted EBITDA was $10.4 million during the first quarter of 2013, compared to $11.2 million in the prior-year quarter, a decline of $0.8 million, or 6.8%. Net revenue during the first quarter of 2013 was $31.7 million, compared to net revenue of $32.9 million during the prior-year period, a decline of $1.2 million, or 3.7%. The net revenue declines and resulting EBITDA declines in the Midwest were primarily attributable to adverse weather conditions in 2013, compared to unusually mild weather during the first quarter of 2012.

•	For the quarter ended March 31, 2013, the Company recorded adjusted EBITDA of $2.3 million from its Colorado operations, compared to rental income for the one-month period ended March 31, 2012 of $1.1 million. The first quarter of 2013 was the Company's first full quarter of operating the Colorado assets. The rental income in 2012 resulted from a lease agreement with the prior owner, which operated the Colorado casinos pending licensure of the Company.

•
Corporate expense for the first quarter of 2013 was $3.3 million, an increase of approximately $0.9 million, or 37.7%, from prior-year quarter expense of $2.4 million. The corporate expense increases primarily relate to activities that the Company does not consider ongoing operating expenses.  Such expenses include those related to executing strategic initiatives, including the recent asset acquisitions and dispositions, and expenses incurred in connection with the recent shareholder litigation and related proxy filings. Corporate expense, which represents unallocated payroll, professional fees and other expense not directly attributable to the Company’s reportable segments, is net of fees earned under the Company’s management contract with the operator of the Rampart Casino at the JW Marriott Resort in Las Vegas, from which the Company collected $0.5 million and $0.3 million in management fees for the quarters ended March 31, 2013 and 2012, respectively.

“We experienced declines in net revenue across all of our same-store operations during the first quarter of 2013 when compared to the first quarter 2012, similar to trends seen throughout the regional gaming industry,” said David D. Ross, Chief Executive Officer. “Our customers were affected by the increase in gas prices, payroll taxes and other macro-economic conditions experienced across the industry. Additionally, weather conditions in the Midwest and Colorado negatively impacted results as 2012 was an unusually mild winter and made for difficult comparisons. Despite these macro-economic headwinds, we are very pleased with the operating results in Colorado and are focused on completing the renovations to those properties. We continually strive to improve our operating performance and look forward to executing on our core operating strategies during 2013. We are very pleased that we've been able to maintain our cost savings initiatives put in place throughout 2012 and believe we are well positioned to continue to drive operating results in a highly competitive market. We are also looking forward to executing our 2013 growth initiatives, including the opening of the new travel center at Primm which we expect to be fully completed during the second quarter of 2013. We remain positive on the long-term outlook for Nevada, Colorado and our Midwest markets and properties.

Conference Call Information

Affinity Gaming will be hosting its first quarter 2013 conference call today at 2 p.m. Eastern. The conference call number is (877) 705-6003. You should plan to call 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Affinity’s website at www.affinitygaming.com.

A replay of the call will be available two hours following the end of the call through 9:00 p.m. Pacific Time (12:00 a.m. Eastern Time) on Friday, May 17, 2013 at www.affinitygaming.com, and by telephone at (877) 870-5176; passcode 413975.

Key Financial Results

The following table presents the Company’s key financial results from continuing operations (in thousands):

	Quarter Ended March 31,
	2013	2012
Net Revenue
Nevada [1]	$59,903	$67,675
Midwest	31,721	32,945
Colorado	9,422	1,085
Total net revenue	$101,046	$101,705

Adjusted EBITDA [2]
Nevada	8,668	10,293
Midwest	10,414	11,175
Colorado	2,320	1,085
Corporate expense and other	(3,257)	(2,366)
Total adjusted EBITDA	$18,145	$20,187

1.
The Company’s continuing operations in Nevada include properties located in Primm (Primm Valley Casino, Resort & Spa; Buffalo Bill’s Resort & Casino; and Whiskey Pete’s Hotel & Casino), Terrible’s Hotel & Casino in Las Vegas, Town Casino & Bowl in Henderson, and Rail City Casino in Sparks.

2.
The Company uses certain measures which are not defined by generally accepted accounting principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. This term, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA as used in this press release is earnings before interest; taxes; depreciation; amortization; loss on extinguishment of debt; other non-operating income and expense; pre-opening expense; share-based compensation; reorganization and restructuring expense; write-downs, reserves and recoveries; and discontinued operations. In future periods, the calculation of Adjusted EBITDA may be different than in this release. A reconciliation between Adjusted EBITDA and Net Income is provide in this release.

Additional Financial Information

The following tables present additional financial information (in thousands):

	March 31, 2013	December 31, 2012
Cash and cash equivalents	$137,446	$126,873
Total long-term debt	398,000	398,500

	Quarter Ended March 31,
	2013	2012
Capital expenditures by reportable segment
Nevada	$4,999	$2,193
Midwest	598	2,893
Colorado	1,589	—
Reportable segment capital expenditures	7,186	5,086
Corporate	142	139
Total capital expenditures	$7,328	$5,225

Reconciliation of Adjusted EBITDA

The following table reconciles Adjusted EBITDA to net income (in thousands):

	Quarter Ended March 31,
	2013	2012
Total Adjusted EBITDA	$18,145	$20,187
Depreciation and amortization	(6,871)	(5,268)
Share-based compensation	(333)	(476)
Pre-opening expense	—	(20)
Operating income from continuing operations	10,941	14,423
Interest expense, net	(7,529)	(7,363)
Income from continuing operations before income taxes	3,412	7,060
Provision for income taxes	(1,196)	(2,446)
Net income from continuing operations	$2,216	$4,614

Income (loss) from discontinued operations before income taxes	(369)	4,660
Provision for (benefit from) income taxes	133	(1,677)
Net income (loss) from discontinued operations	(236)	2,983
Net income	$1,980	$7,597

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects”, “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. These statements are based on management’s current expectations and assumptions about the industries in which the Company operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The Annual Report on Form 10-K can be

accessed through the “Corporate Information” section of the Company’s website at www.affinitygaming.com. The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of twelve casinos, six of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Affinity Gaming
David D. Ross, Chief Executive Officer
(702) 341-2410

Affinity Gaming
Donna Lehmann, Sr. VP, Chief Financial Officer and Treasurer
(702) 341-2417

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